UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                 July 1, 2005

FLEETWOOD ENTERPRISES, INC.

(Exact Name of Registrant as specified in its charter)

Delaware	1-7699	95-1948322
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3125 Myers Street, Riverside, California     92503-5527

(Address of principal executive offices)

Registrant’s telephone number, including area code      (951) 351-3500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01.             Entry into a Material Definitive Agreement.

As of July 1, 2005, Fleetwood Enterprises, Inc., a Delaware corporation (the “Company”), entered into an amended and restated agreement (the “Amended and Restated Credit Agreement”) for its senior secured credit facility funded by a syndicate of lenders led by Bank of America, N.A.  The Amended and Restated Credit Agreement provides for the incorporation of prior amendments as well as to increase the total loan commitments to accommodate a prior $15 million addition to the revolver borrowing base and to fund a new term loan collateralized by real estate in the amount of $22 million.  These additions raise total loan commitments to $212 million from May through November, with a seasonal uplift to $237 million from December through April.  The loan commitments for both the addition to the revolver and the term loan reduce on the first day of each fiscal quarter beginning October 31, 2005 in the amounts of $750,000 and $785,715, respectively.  The Amended and Restated Credit Agreement amends the previously amended and restated credit agreement, dated May 14, 2004 (as amended, the “Existing Credit Agreement”).

The Amended and Restated Credit Agreement includes customary restrictions regarding additional indebtedness, business operations, liens, guaranties, transfers and sales of assets, and transactions with subsidiaries or affiliates.  The Amended and Restated Credit Agreement also contains customary events of default which would permit the lenders to accelerate borrowings under the Amended and Restated Credit Agreement if not cured within applicable grace periods, including the failure to make timely payments under the Amended and Restated Credit Agreement or other material indebtedness and the failure to follow certain covenants.

The Company had originally entered into the credit facility in July 2001.  In May of 2004, the Company announced the early renewal and extension of the credit facility to July 31, 2007, at a commitment level of $150 million. Under the Amended and Restated Credit Agreement, the Company is not subject to a financial performance covenant, except in the case that its average monthly liquidity, defined as cash, cash equivalents and unused borrowing capacity, falls below $60 million within the borrowing subsidiaries or $90 million including the parent company. Under these circumstances the Company is required to meet a designated cumulative EBITDA requirement.

On March 3, 2005, the Company and the lending syndicate entered into an amendment to the facility that expanded the revolving credit line, improved seasonal financial flexibility and addressed a potential shortfall against the EBITDA covenant. Further, the amendment provided greater borrowing flexibility by raising the overall limit on borrowings to $175 million from $150 million, with an additional seasonal increase from October through April to $200 million. In addition, a limitation on borrowing against inventory within the Company’s asset borrowing base was raised from $85 million to $110 million, with a seasonal increase to $135 million for the December through April time period.  A provision was added to supplement the borrowing base by an additional $15 million once the Company provided additional real estate collateral to the bank group, which it did in late May 2005. Under the newly amended credit facility, real estate with an approximate appraised value of $108 million is pledged as security.

Under the Amended and Restated Credit Agreement, the revolving credit line bears interest, at the Company’s option, at variable rates based on either Bank of America’s prime rate or the one, two or three month LIBOR rate. As amended, the credit facility is secured by virtually all of the Company’s receivables and personal property, and a significant portion of its inventories, plus certain real estate. Advances under the revolving credit line are limited by the available borrowing base of eligible accounts receivable and inventories. The borrowing base is revised weekly for changes in receivables and monthly for changes in inventory balances.

The foregoing description of the provisions of the Amended and Restated Credit Agreement is qualified in its entirety by reference to the full and complete terms of the Amended and Restated Credit Agreement, which is filed as Exhibit 10.12 to the Company’s 10-K Annual Report for the year ended April 24, 2005 and incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLEETWOOD ENTERPRISES, INC.

Date: July 7, 2005	By:	/s/ Leonard J. McGill
Leonard J. McGill, Senior Vice President, General Counsel and
Secretary